Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in the Registration Statements No. 333-221429 on Form S-8, No. 333-217675 on Form S-3, No. 333-216015 on Form S-1, No. 333-214080 on Form S-8 and No. 333-215051 on Form S-1, of Goodrich Petroleum Corporation of information relating to Goodrich Petroleum Corporation’s estimated proved reserves as set forth under the captions “Part I, Items 1 and 2. Business and Properties - Oil and Natural Gas Reserves” in Goodrich Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 and to the inclusion of our report dated February 2, 2018 in Goodrich Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017.

NETHERLAND SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr., P.E. Senior Vice President

Houston, Texas
March 2, 2018